Exhibit 10.68

AMENDMENT TO

THIRD AMENDED AND RESTATED XTO ENERGY INC.

MANAGEMENT GROUP EMPLOYEE SEVERANCE PROTECTION PLAN

WHEREAS, the Third Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan (the “Plan”) was adopted by the Board of Directors (the “Board”) of XTO Energy Inc. (the “Company”) on November 18, 2008; and

WHEREAS, Sections 2.03 and 4.02(a) of the Plan provide Executive Vice Presidents with certain “Retention Benefits” to be calculated by reference to “two and one-half (2-1/2) times,” among other things, “the greater of a participant’s two most recent regular bonuses, if any, paid in the prior twelve (12) months prior to the date of a Change in Control, multiplied by two”, based upon the Company’s practice at the time of the adoption of the Plan of paying Executive Vice Presidents two semi-annual bonuses in each fiscal year; and

WHEREAS, in 2009 the Company adopted its 2009 Executive Incentive Compensation Plan (the “Incentive Plan”), with the stated intention of paying the Executive Vice Presidents one annual bonus in each fiscal year under the Incentive Plan, instead of two semi-annual bonuses in each fiscal year, and in connection with the adoption of the Incentive Plan also stated its intention to pay the Executive Vice Presidents, as a transitional matter, a final semi-annual bonus in June 2009; and

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2009, among the Company, Exxon Mobil Corporation, and Exxon Mobil Investment Corporation (the “Merger Agreement”), the Company was permitted to pay the Executive Vice Presidents a bonus under the Incentive Plan, of up to a stated amount, in December 2009; and

WHEREAS, absent an amendment to the Plan, it may be unclear whether the Executive Vice President’s Retention Benefits would be calculated by reference to five times, or two and one-half times, his annual bonus paid in each fiscal year under the Incentive Plan, including the annual bonus paid under the Incentive Plan in December 2009; and

WHEREAS, the Company and each of the Executive Vice Presidents intended that the Plan be amended to clarify, for the avoidance of doubt, that the Retention Benefits would be calculated by reference to two and one-half (not five) times the Executive Vice President’s annual bonus paid in each fiscal year under the Incentive Plan, but that such clarification was inadvertently omitted from documents executed on December 13, 2009 at the time of execution of the Merger Agreement; and

WHEREAS, pursuant to Section 8.02 of the Plan, the Plan may be amended by resolution adopted by two-thirds (2/3) of the Board; and

WHEREAS, pursuant to a resolution adopted by at least two-thirds (2/3) of the Board, the Board desires to amend the Plan as hereinafter set forth in this Amendment to Third Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan (this “Amendment”).

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Clause (i) of Section 2.03 is hereby amended in its entirety to read as follows: “(i) for (A) all Participants other than Executive Vice Presidents, the greater of a Participant’s two most recent regular bonuses, if any, paid in the twelve (12) months prior to the date of the Change in Control, multiplied by two and (B) Executive Vice Presidents, the annual bonus paid to the Participant under the XTO Energy Inc. 2009 Executive Incentive Compensation Plan in the most recently completed fiscal year.”

2. This Amendment shall be governed by and construed under the laws of the State of Texas.

3. Except as amended hereby, the Plan shall remain in full effect.

IN WITNESS WHEREOF, XTO Energy Inc. has caused this Amendment to Third Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan to be executed by its duly authorized officer this 4th day of March, effective as of December 13, 2009.

XTO ENERGY INC.

By:	/s/ Vaughn O. Vennerberg, II
Name: Vaughn O. Vennerberg, II
Title: President

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